Exhibit 99.1

MabVax Therapeutics Phase I Trial Results of Antibody Therapy MVT-5873 for the Treatment of Advanced Pancreatic Cancer Presented at the
2017 ASCO Annual Meeting

– Single Agent MVT-5873 Appears Safe and Tolerable at Biologically Active Doses –

– One-Third of Patients with Advanced Pancreatic Cancer Achieve Stable Disease with a Complete Response Reported –

SAN DIEGO, California, June 5, 2017 – MabVax Therapeutics Holdings, Inc. (Nasdaq: MBVX), is a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer. The Company reported results from its Phase I clinical trial of MabVax’s therapeutic antibody MVT-5873, being evaluated to treat patients with advanced pancreatic cancer and other CA19-9 positive cancers in a poster presentation at the American Society of Clinical Oncology (ASCO) Annual Meeting on June 3, 2017. The Company highlighted that the single agent MVT-5837 appears safe and well tolerated in patients at biologically active doses. Further, all patients were evaluated by RECIST 1.1 for tumor response, and the Company reported one patient achieved a complete response and 11 more patients achieved stable disease in this dose escalation safety trial of 32 patients.

“The results of our Phase Ia trial with MVT-5873 indicate that we have a fully-human antibody targeting CA19-9 cancers that can be administered at doses with acceptable safety and with a potentially positive impact on disease. CA19-9 is broadly expressed in various cancers including pancreatic, colon, and small cell lung cancer making this antibody potentially useful for a larger patient population. The early efficacy signals from an identifiable subset of subjects has enabled us to understand those patients most likely to respond to MVT-5873 based therapy. At the maximum tolerated dose (MTD) we have established in this trial, we have demonstrated an acceptable safety margin and have cleared the way for MVT-5873 in combination with our immunoPET imaging agent (MVT-2163) and Radioimmunotherapy (MVT-1075) which are currently in phase I clinical trials,” said David Hansen, President and CEO of MabVax.

The recently completed Phase Ia trial was an open-label, dose-escalation study evaluating the safety, tolerability and pharmacokinetics of MVT-5873 as a single-agent in patients with locally advanced or metastatic pancreatic or colon cancer who had failed all prior therapies and regressed into progressive disease. Secondary endpoints included evaluation of tumor response by RECIST 1.1 and duration of response. A second arm of the Company’s MVT-5873 Phase Ia trial is actively evaluating MVT-5873 in combination with gemcitabine plus nab-paclitaxel in newly diagnosed pancreatic cancer patients. Dr. Eileen O’Reilly, Associate Director of the David M. Rubenstein Center for Pancreatic Cancer Research, attending physician, member at Memorial Sloan Kettering Cancer Center and Professor of Medicine at Weill Cornell Medical College is the lead investigator in the MVT-5873 Phase I clinical trial.

Safe and Tolerable Dose Established

MVT-5873 was administered in both weekly and every other week dosing schedules. A maximum tolerated dose (MTD) was determined at 1 mg/kg with both dosing schedules. Dose limiting toxicities (DLTs) with single-agent MVT-5873 were reversible increases in liver function tests, that occurred early in Cycle 1 of therapy and typically resolved within a week. Most patients experiencing DLT events were able to continue therapy at a reduced dose. Infusion reactions were mitigated with the use of premedication and extended infusion times. To date, there has been no evidence that MVT-5873 induces antibody-drug-antibodies (ADA) in treated patients.

Potential Efficacy Signal Observed in Patients

The levels of serum tumor marker CA19-9 are considered a valuable adjunct in the diagnosis, prognosis and monitoring of treatment of pancreatic cancer. Treatment with MVT-5873 normally results in a decrease in the serum tumor marker CA19-9 levels immediately following administration. After completing the first treatment Cycle, lasting 28 days, forty percent of patients had a sustained decrease in CA19-9 levels of greater than or equal to 50%. Patients with a greater than or equal to 50% reduction in CA19-9 levels continued treatment for a median of four cycles (range 2 to 9.75+), compared to one cycle (range 0.25 to 3) for patients with less than 50% decrease. Twelve of thirty-two patients achieved a stable disease (SD) response as determined by RECIST 1.1 measurements made every second cycle of therapy. One patient achieved a complete response (CR) by the first RECIST 1.1 time point at the end of the second cycle.

“Combining the results from our MVT-5873 single agent trial and our MVT-2163 immunoPET trial, whose Phase 1a results will be announced at the Society of Nuclear Medicine and Molecular Imaging (SNMMI) annual meeting held June 10-14, 2017, gives us an opportunity to enrich patient selection for our upcoming clinical trials. We think there is a place for MVT-5873 in the treatment of CA19-9 expressing cancers including in combination with a standard of care chemotherapy for newly diagnosed treatment naïve patients. MVT-5873 is being evaluated in combination with gemcitabine and nab-paclitaxel in a second arm of this Phase I trial and we anticipate results to be available later this year. We continue to be focused on bringing more potent MVT-5873-based products into the clinic. The first of these more potent products is our radioimmunotherapy agent MVT-1075 for which we plan to initiate the Phase I trial this month,” continued Mr. Hansen.

About MabVax Therapeutics Holdings, Inc.

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer. Our lead antibody is directed at an antigen target expressed on more than 90% of pancreatic cancers and a significant amount of other GI and lung cancers, making the antibody potentially broadly applicable to a wide variety of patients suffering from difficult to treat cancers. With our collaborators including Memorial Sloan Kettering Cancer Center, Rockefeller University, Sarah Cannon, Honor Health and Imaging Endpoints, we have treated 50 patients with either our therapeutic antibody designated as MVT-5873 or our PET imaging diagnostic product designated as MVT-2163 in Phase I clinical studies, and demonstrated early safety, specificity for the target and an early efficacy signal. Results of these trials should be published by mid-year 2017. Additionally, our Phase I clinical study of our radioimmunotherapy product designated as MVT-1075 has commenced with patient enrollment. For additional information, please visit the Company's website, www.mabvax.com.

Forward Looking Statements:

This press release contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to presentations at the ASCO Annual Meeting. We have no assurance that all the product development pipeline will be fully developed by the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2016, as amended and supplemented from time to time and the Company's Quarterly Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact:

Jenene Thomas

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